EXHIBIT 10.28

ENDOCHOICE HOLDINGS, INC.

FORM OF OFFICER SEVERANCE BENEFIT PLAN

AND

SUMMARY PLAN DESCRIPTION

EFFECTIVE             , 2015

TABLE OF CONENTS

i

Section 9.	LEGAL CONSTRUCTION.	10
Section 10.	CLAIMS, INQUIRIES AND APPEALS.	10
(a)	Applications for Benefits and Inquiries	10
(b)	Denial of Claims	10
(c)	Request for a Review	11
(d)	Decision on Review	11
(e)	Rules and Procedures	12
(f)	Exhaustion of Remedies	12
Section 11.	BASIS OF PAYMENTS TO AND FROM PLAN.	12
Section 12.	OTHER PLAN INFORMATION.	12
(a)	Employer and Plan Identification Numbers	12
(b)	Ending Date for Plan’s Fiscal Year	12
(c)	Agent for the Service of Legal Process	13
(d)	Plan Sponsor	13
(e)	Plan Administrator	13
Section 13.	STATEMENT OF ERISA RIGHTS.	13
(a)	Receive Information About Your Plan and Benefits	13
(b)	Prudent Actions by Plan Fiduciaries	14
(c)	Enforce Your Rights	14
(d)	Assistance with Your Questions	14

ii

ENDOCHOICE HOLDINGS, INC.

OFFICER SEVERANCE BENEFIT PLAN

AND

SUMMARY PLAN DESCRIPTION

Section 1. INTRODUCTION.

The EndoChoice Holdings, Inc. Officer Severance Benefit Plan (the “Plan”) is hereby established effective             , 2015 (the “Effective Date”). The purpose of the Plan is to provide for the payment of severance benefits to selected officer level employees of EndoChoice Holdings, Inc. (the “Company”) in the event that such employees are involuntary or constructively terminated. This Plan document also is the Summary Plan Description for the Plan.

For purposes of the Plan, the following terms are defined as follows:

(a) “Affiliate” means any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act of 1933, as amended. The Plan Administrator shall have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(b) “Annual Base Salary” means the annualized base pay amount (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation) as in effect immediately prior to a Covered Termination and prior to any reduction that would give rise to an employee’s right to resign for Good Reason.

(c) “Board” means the Board of Directors of the Company; provided, however, that if the Board has delegated authority to administer the Plan to the Compensation Committee of the Board, then “Board” shall also mean the Compensation Committee.

(d) “Cause” means (i) the definition set forth in an Employment Agreement, or (ii) if there is no such Employment Agreement, or such agreement does not define Cause: (A) commission of (1) a felony (or its equivalent in a non-United States jurisdiction) or (2) other conduct of a criminal nature that has or is likely to have a material adverse effect on the reputation or standing in the community of the Company or that legally prohibits the employee from working for the Company; (B) breach by the employee of a regulatory rule that adversely affects the employee’s ability to perform the employee’s duties to the Company; (C) dishonesty in the course of fulfilling the employee’s duties; or (D) deliberate failure on the part of the employee (1) to perform the employee’s principal duties, (2) to comply with the policies of the Company in any material respect, or (3) to follow specific reasonable directions received from the Company.

(e) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(1) any individual, group or entity (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) which acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company which, together with securities already held by such Person, represents 50% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a beneficial owner in connection with a transaction described in clause (i) of paragraph (c) below; or

(2) the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, on the Effective Date, constitute the Board and any new director whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or

(3) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation which results in the directors of the Company immediately prior to such merger or consolidation continuing to constitute at least a majority of the Board, the surviving entity or any parent thereof, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 50% or more of the combined voting power of the Company’s then outstanding securities; or

(4) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing or any other provision of this Plan, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company. Further, the Company’s initial public offering shall not be a Change in Control for purposes of the Plan. Once a Change in Control has occurred, no future events shall constitute a Change in Control for purposes of the Plan.

(f) “Closing Date” means the initial closing date of a Change in Control as defined in the definitive agreement executed in connection with a Change in Control. In the case of a series of transactions constituting a Change in Control, “Closing Date” means the first date that satisfies the threshold of the definition for a Change in Control.

(g) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

(h) “Code” means the Internal Revenue Code of 1986, as amended.

(i) “Company” means EndoChoice Holdings, Inc., its successors and assigns, or, following a Change in Control, the surviving entity resulting from such event. The Board may, from time to time, designate employees of affiliates and/or subsidiaries of the Company as Eligible Officers. In such an event, references to “Company” in the Plan will include such affiliates and/or subsidiaries as necessary and appropriate; provided, however, such affiliates and/or subsidiaries shall have no authority or power with respect to the administration of the Plan.

(j) “Covered Period” means the period commencing ninety (90) days prior to the Closing Date of a Change in Control and ending twelve (12) months following the Closing Date of a Change in Control.

(k) “Covered Termination” means an Involuntary Termination that occurs within the Covered Period. For such purposes, if the events giving rise to an employee’s right to resign for Good Reason arise within the Covered Period, and the employee’s resignation occurs not later than thirty (30) days after the expiration of the period during which the Company can cure the defect giving rise to Good Reason, such termination shall be a Covered Termination.

(l) “Eligible Officer” means an employee of the Company (i) who is a Vice President or higher level officer (excluding the President (but not the President, International), the Chief Executive Officer and the Chief Financial Officer) and (ii) who meets all the requirements to be eligible to receive Plan benefits as set forth in Section 2, including timely provision of an effective Release (as such term is defined in Section 2(b)). An employee covered by a written employment agreement providing severance benefits and/or any other severance program adopted by the Company will not be eligible to participate in the Plan unless such employment agreement and/or other severance program specifically provides for participation in the Plan. The determination of whether an employee is an Eligible Officer shall be made by the Plan Administrator, in its sole discretion, and such determination shall be binding and conclusive on all persons.

(m) “Employment Agreement” means any individual employment offer letter, contract or agreement between an employee and the Company that is in effect at the date of a Covered Termination.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(o) “Good Reason” means (i) the definition set forth in an Employment Agreement, or (ii) if there is no Employment Agreement, or such agreement does not define Good Reason: (A) a material reduction by the Company in the employee’s rate of annual base salary from that in effect immediately prior to the Change in Control; (B) a material reduction by the Company in the employee’s annual target bonus opportunity from that in effect immediately prior to the Change in Control; or (C) the Company requires the employee to change the employee’s principal location of work to a location that is in excess of fifty (50) miles from the location thereof immediately prior to the Change in Control. Notwithstanding the foregoing, a termination of an employee for Good Reason shall not have occurred unless (i) the employee gives written notice to the Company, as applicable, of termination within thirty (30) days after the employee first becomes aware of the occurrence of the circumstances constituting Good Reason, specifying in reasonable detail the circumstances constituting Good Reason, and (ii) the Company, as the case may be, has failed within thirty (30) days after receipt of such notice to cure the circumstances constituting Good Reason.

(p) “Involuntary Termination” means an employee’s termination from all positions he or she then holds with the Company, which termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h) without regard to any alternative definition thereunder), and which is due to either (i) a termination by the Company without Cause and other than as a result of death or disability or (ii) a resignation by the Participant for Good Reason.

(q) “Plan Administrator” means (i) the Board or (ii) in the event of a Change in Control, the Board prior to the Closing Date and the Representative upon and following the Closing Date.

(r) “Representative” means one or more members of the Board or other persons or Entities designated by the Board prior to or in connection with a Change in Control that will have authority to administer and interpret the Plan upon and following the Closing Date as provided in Section 7(a).

(s) “Target Bonus” means with respect to an employee, if there is a written cash bonus plan adopted by the Company applicable to such employee for the year in which the Covered Termination of such employee occurs, the cash bonus that would be payable to such employee under such cash bonus plan. If the amount of bonus payable under such cash bonus plan is dependent upon the attainment of previously established performance goals, the Target Bonus amount will be determined as if all the applicable performance goals for such year were attained at a level of 100%. If no cash bonus plan is in effect for the year in which such Covered Termination occurs, the Target Bonus Amount for such employee will be $0.

Section 2. ELIGIBILITY FOR BENEFITS.

(a) Eligibility. An Eligible Officer is eligible to participate in the Plan if such employee’s employment with the Company terminates as a result of either a Covered Termination.

(b) Release Requirement. In order to be eligible to receive benefits under the Plan, an Eligible Officer must execute a general waiver and release in form acceptable to the Company (the “Release”), within the applicable time period set forth therein, but in no event more than sixty (60) days following the date of the Covered Termination and such Release must become effective in accordance with its terms. The Release may be incorporated into a termination agreement or other agreement with the Eligible Officer.

(c) No Duplicative Benefits Provided Under Plan. Unless otherwise determined by the Plan Administrator in its discretion, if an Eligible Officer is eligible to receive severance benefits under the terms of his/her Employment Agreement, the Eligible Officer will receive severance benefits under such Employment Agreement in lieu of any Plan benefits under the Plan.

(d) Exceptions to Benefit Entitlement. An Eligible Officer will not receive benefits under the Plan in the following circumstances, as determined by the Plan Administrator in its sole discretion:

(1) The Eligible Officer voluntarily terminates employment with the Company without Good Reason, or terminates employment due to the Eligible Officer’s death or disability. Voluntary terminations include, but are not limited to, resignation, retirement or failure to return from a leave of absence on the scheduled date.

(2) The Eligible Officer is offered immediate reemployment by a successor to the Company or an Affiliate or by a purchaser of the Company’s assets, as the case may be, following a Change in Control and the terms of such reemployment would not otherwise give rise to the Eligible Officer’s right to resign for Good Reason (determined as if the entity offering such reemployment were the Company). For purposes of the foregoing, “immediate reemployment” means that the Eligible Officer’s employment with the successor to the Company or an Affiliate or the purchaser of its assets, as the case may be, results in uninterrupted employment such that the employee does not incur a lapse in pay or benefits as a result of the change in ownership of the Company or the sale of its assets.

(3) The Eligible Officer is rehired by the Company or an Affiliate and recommences employment prior to the date benefits under the Plan are scheduled to commence.

Section 3. AMOUNT OF SEVERANCE BENEFIT.

An Eligible Officer who has a Covered Termination will be entitled to receive the severance benefits described in Sections 3(a) , 3(b) and 3(c) below. The sum of the payments and benefits provided an Eligible Officer under this Section 3 shall in the aggregate be referred to as the “Severance Benefits”. Subject to the provisions of Section 5, Severance Benefits will be payable to the Eligible Officer within ten (10) business days following the effective date of the Release.

(a) Severance Payment. An Eligible Officer who has a Covered Termination will be entitled to receive severance in a single lump sum cash payment equal to the sum of: (i) a percentage of the Eligible Officer’s Annual Base Salary (as specified in the chart attached as Exhibit A based on the Eligible Officer’s title at the time of such Covered Termination) and (ii) 100% of the Eligible Officer’s Target Bonus.

(b) Accelerated Vesting of Stock Awards. To the extent not previously vested: (A) the vesting and exercisability of all outstanding stock options to purchase the Company’s common stock that are held by the Eligible Officer on such date shall be accelerated in full, and (B) the vesting of any other stock awards granted to the Eligible Officer by the

Company, and any issuance of shares triggered by the vesting of such stock awards, shall be accelerated in full. For purposes of determining the number of shares that will vest pursuant to the foregoing provision with respect to any performance based vesting award that has multiple vesting levels depending upon the level of performance, vesting acceleration shall occur with respect to the number of shares subject to the award as if the applicable performance criteria had been attained at a 100% level.

(c) Payment of Continued Group Health Plan Benefits. If the Eligible Officer timely elects continued group health plan continuation coverage under COBRA the Company shall pay or reimburse the full amount of the Eligible Officer’s COBRA premiums, or shall provide coverage under any self-funded health plan, on behalf of such Eligible Officer for continued coverage under the Company’s group health plans, including coverage for the Eligible Officer’s eligible dependents, for the period specified in the chart attached as Exhibit A (based on the Eligible Officer’s title) following the Covered Termination (the “COBRA Payment Period”). Upon the conclusion of such period of insurance premium payments made by the Company, or the provision of coverage under a self-funded group health plan, the Eligible Officer will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of the Eligible Officer’s eligible COBRA coverage period. For purposes of this Section, (A) references to COBRA shall be deemed to refer also to analogous provisions of state law and (B) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by the Eligible Officer under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are the Eligible Officer’s sole responsibility. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums on the Eligible Officer’s behalf, the Company will instead pay the Eligible Officer on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to the Eligible Officer’s election of COBRA coverage or payment of COBRA premiums and without regard to the Eligible Officer’s continued eligibility for COBRA coverage during the COBRA Payment Period. Such Special Severance Payment shall end upon expiration of the COBRA Payment Period.

(d) Certain Reductions. The Company, in its sole discretion, shall have the authority to reduce an Eligible Officer’s severance payments pursuant to Section 3(a), in whole or in part, by pay and benefits that become payable in connection with the Eligible Officer’s termination of employment pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act or any other similar state law, (ii) any Company policy or practice providing for the Eligible Officer to remain on the payroll for a limited period of time after being given notice of the termination of the Eligible Officer’s employment, or (iii) any other severance benefit agreement or arrangement between the Company and the Eligible Officer, and the Plan Administrator shall so construe and implement the terms of the Plan. The Company’s decision to apply such reductions to the severance payments of one Eligible Officer and the amount of such reductions shall in no way obligate the Company to apply the same reductions in the same amounts to the severance payments of any other Eligible Officer, even if similarly situated. In the Company’s sole discretion, such reductions may be applied on a retroactive basis, with severance payments previously paid being re-characterized as payments pursuant to the Company’s statutory obligation.

(e) Parachute Payments.

(1) Any provision of the Plan to the contrary notwithstanding, if any payment or benefit an Eligible Officer would receive from the Company in connection with a Covered Termination pursuant to the Plan or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (defined below). The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Eligible Officer’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the manner that results in the greatest economic benefit for the Eligible Officer. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.

(2) In the event it is subsequently determined by the Internal Revenue Service that some portion of the Reduced Amount as determined pursuant to clause (x) in the preceding paragraph is subject to the Excise Tax, the Eligible Officer agrees to promptly return to the Company a sufficient amount of the Payment so that no portion of the Reduced Amount is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount is determined pursuant to clause (y) in the preceding paragraph, the Eligible Officer will have no obligation to return any portion of the Payment pursuant to the preceding sentence.

(3) Unless the Eligible Officer and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder.

Section 4. RETURN OF COMPANY PROPERTY.

An Eligible Officer will not be entitled to any Severance Benefits under the Plan unless and until the Eligible Officer returns all Company Property. For this purpose, “Company Property” means all Company documents (and all copies thereof) and other Company property which the Eligible Officer had in his or her possession at any time, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part).

Section 5. TAX WITHHOLDING; OFFSET; SECTION 409A.

(a) Tax Withholding; Offset. The Company shall withhold from any payments under the Plan any applicable withholding for federal, state and local taxes. To the extent permitted by law, if an Eligible Officer is indebted to the Company on his or her termination date, the Company reserves the right to offset any Severance Benefits under the Plan by the amount of such indebtedness.

(b) Section 409A. All Severance Benefits provided under the Plan are intended to satisfy the requirements for an exemption from application of Section 409A of the Code to the maximum extent that an exemption is available and any ambiguities herein shall be interpreted accordingly.

Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under the Plan that constitute “deferred compensation” within the meaning of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with an Eligible Officer’s termination of employment unless and until the Eligible Officer has also incurred a “separation from service,” as such term is defined in Treasury Regulations Section 1.409A-1(h) (“Separation from Service”), unless the Company reasonably determines that such amounts may be provided to the Eligible Officer without causing the Eligible Officer to incur the adverse personal tax consequences under Section 409A.

It is intended that (i) each installment of any benefits payable under the Plan to an Eligible Officer be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), (ii) all payments of any such benefits under the Plan satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9)(iii), and (iii) any such benefits consisting of COBRA premiums also satisfy, to the greatest extent possible, the exemption from the application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(9)(v). However, if the Company determines that any such benefits payable under the Plan constitute “deferred compensation” under Section 409A and the Eligible Officer is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the imposition of the adverse personal tax consequences under Section 409A, (A) the timing of such benefit payments shall be delayed until the earlier of (1) the date that is six (6) months and one (1) day after the Eligible Officer’s Separation from Service and (2) the date of the Eligible Officer’s death (such applicable date, the “Delayed Initial Payment Date”), and (B) the Company shall (1) pay the Eligible Officer a lump sum amount equal to the sum of the benefit payments that the Eligible Officer would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the benefits had not been delayed pursuant to this paragraph and (2) commence paying the balance, if any, of the benefits in accordance with the applicable payment schedule.

In no event shall payment of any benefits under the Plan be made prior to an Eligible Officer’s termination date or prior to the effective date of the Release. If the Company determines that any payments or benefits provided under the Plan constitute “deferred compensation” under Section 409A, and the Eligible Officer’s Separation from Service occurs at a time during the calendar year when the Release could become effective in the calendar year following the calendar year in which the Eligible Officer’s Separation from Service occurs, then regardless of when the Release is returned to the Company and becomes effective, the Release will not be deemed effective any earlier than the latest permitted effective date (the “Release Deadline”). If the Company determines that any payments or benefits provided under the Plan constitute “deferred compensation” under Section 409A, then except to the extent that payments may be delayed until the Delayed Initial Payment Date pursuant to the preceding paragraph, on the first regular payroll date following the effective date of an Eligible Officer’s Release, the Company shall (1) pay the Eligible Officer a lump sum amount equal to the sum of the benefit payments that the Eligible Officer would otherwise have received through such payroll date but for the delay in payment related to the effectiveness of the Release and (2) commence paying the balance, if any, of the benefits in accordance with the applicable payment schedule.

Section 6. REEMPLOYMENT.

In the event of an Eligible Officer’s reemployment by the Company during the period of time in respect of which severance benefits pursuant to the Plan have been paid, the Company, in its sole and absolute discretion, may require such Eligible Officer to repay to the Company all or a portion of such severance benefits as a condition of reemployment.

Section 7. RIGHT TO INTERPRET AND ADMINISTER PLAN; AMENDMENT AND TERMINATION.

(a) Interpretation and Administration. Prior to the Closing Date, the Board shall be the Plan Administrator and shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Board shall be binding and conclusive on all persons. Upon and after the Closing Date, the Plan will be interpreted and administered in good faith by the Representative who shall be the Plan Administrator during such period. All actions taken by the Representative in interpreting the terms of the Plan and administering the Plan upon and after the Closing Date will be final and binding on all Eligible Officers. Any references in this Plan to the “Board” or “Plan Administrator” with respect to periods following the Closing Date shall mean the Representative.

(b) Amendment. The Plan Administrator reserves the right to amend this Plan at any time in its discretion; provided, however, that any amendment of the Plan that would adversely affect a particular employee will not be effective as to such employee without his or her written consent if at the time of such amendment such employee previously has been terminated in a Covered Termination.

(c) Termination. The Plan will automatically terminate following satisfaction of all the Company’s obligations under the Plan. The Plan may be earlier terminated at any time at the discretion of the Plan Administrator, provided, however, that no such discretionary termination by the Plan Administrator may be implemented with respect to any employee without his or her written consent if at such time the employee previously has been terminated in a Covered Termination.

Section 8. NO IMPLIED EMPLOYMENT CONTRACT.

The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company or (ii) to interfere with the right of the Company to discharge any employee or other person at any time, with or without cause, which right is hereby reserved.

Section 9. LEGAL CONSTRUCTION.

This Plan is intended to be governed by and shall be construed in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”) and, to the extent not preempted by ERISA, the laws of the State of Georgia.

Section 10. CLAIMS, INQUIRIES AND APPEALS.

(a) Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative). The Plan Administrator is:

EndoChoice Holdings, Inc.

Attention: Severance Plan Administrator

11810 Wills Road

Alpharetta, Georgia 30009

Telephone: (888) 682-3636

(b) Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:

(1) the specific reason or reasons for the denial;

(2) references to the specific Plan provisions upon which the denial is based;

(3) a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and

(4) an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in Section 10(d) below.

This notice of denial will be given to the applicant within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

(c) Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied. A request for a review shall be in writing and shall be addressed to:

EndoChoice Holdings, Inc.

Attention: Severance Plan Administrator

11810 Wills Road

Alpharetta, Georgia 30009

Telephone: (888) 682-3636

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim. The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d) Decision on Review. The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan

Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:

(1) the specific reason or reasons for the denial;

(2) references to the specific Plan provisions upon which the denial is based;

(3) a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and

(4) a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA.

(e) Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.

(f) Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by Section 10(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 10(c) above, and (iv) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to an Eligible Officer’s claim or appeal within the relevant time limits specified in this Section 10, the Eligible Officer may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.

Section 11. BASIS OF PAYMENTS TO AND FROM PLAN.

The Plan shall be unfunded, and all cash payments under the Plan shall be paid only from the general assets of the Company.

Section 12. OTHER PLAN INFORMATION.

(a) Employer and Plan Identification Numbers. The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 90-0886803. The Plan Number assigned to the Plan is [*].

(b) Ending Date for Plan’s Fiscal Year. The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is December 31.

(c) Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is the Plan Sponsor. In addition, service of legal process may be made upon the Plan Administrator. A copy of the legal process should also be provided to the Company’s General Counsel at the Plan Sponsor’s address.

(d) Plan Sponsor. The “Plan Sponsor” is:

EndoChoice Holdings, Inc.

11810 Wills Road

Alpharetta, Georgia 30009

Telephone: (888) 682-3636

(e) Plan Administrator. The Plan Administrator is (i) the Board or (ii) in the event of a Change in Control, the Board prior to the Closing Date and the Representative upon and following the Closing Date. The Plan Administrator is the “named fiduciary” charged with the responsibility for administering Plan. The Plan Administrator’s contact information is:

EndoChoice Holdings, Inc.

Attention: Severance Plan Administrator

11810 Wills Road

Alpharetta, Georgia 30009

Telephone: (888) 682-3636

Section 13. STATEMENT OF ERISA RIGHTS.

Participants in this Plan (which is a welfare benefit plan sponsored by EndoChoice Holdings, Inc.) are entitled to certain rights and protections under ERISA. If you are an Eligible Officer, you are considered a participant in the Plan and, under ERISA, you are entitled to:

(a) Receive Information About Your Plan and Benefits

(1) Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;

(2) Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) Summary Plan Description. The Plan Administrator may make a reasonable charge for the copies; and

(3) Receive a summary of the Plan’s annual financial report, if applicable. The Plan Administrator is required by law to furnish each Eligible Officer with a copy of this summary annual report.

(b) Prudent Actions by Plan Fiduciaries. In addition to creating rights for Eligible Officers, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Eligible Officers and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.

(c) Enforce Your Rights. If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan, if applicable, and do not receive them within thirty (30) days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court.

If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

(d) Assistance with Your Questions. If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

EXHIBIT A

Covered Termination Base Compensation Severance Benefit and Payment for

Continued Group Health Plan Benefits

Eligible Employee’s Title	Percentage of Eligible Employee’s Annual Base Salary	Payment Period for Continued Group Health Plan Benefits
CMO	100%	12 months
COO	100%	12 months
All other Eligible Officers titles	50%	6 months